EXHIBIT 10.48

ASSIGNMENT

THIS AGREEMENT, effective on the date of last signature hereof (“Effective Date”), is by and between Dr. Krishna Menon, an individual residing at 10 Bridle Way, N. Reading, MA 01864 (hereinafter “Menon”) and Cellceutix Corporation, a Nevada corporation located at 100 Cummings Center, Suite 151, Beverly MA 01915 USA (hereinafter “Cellceutix”).

1. By assignment of even date herewith, Menon owns an interest in and to U.S. Patent No. 8,338,454, U.S. Patent Application No. 13/685,879, filed November 27, 2012 (collectively the “Patents”), and the inventions disclosed and claimed therein.

2. Cellceutix desires to own the Patents, the inventions disclosed and claimed therein, any other U.S. patents or applications that rely on the Patents for priority, and any extension or reissue of the Patents.

3. Accordingly, for ten dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, Menon hereby assigns to Cellceutix all of his right, title and interest in and to the Patents, the inventions disclosed and claimed therein, all rights to claim priority in any country on the basis of either Patent, and all applications for patents filed or that may hereafter be filed for the same inventions in any country, and all patents which may be granted on any such applications, and all extensions, renewals, and reissues thereof.

4. Menon further assigns to Cellceutix all causes of action and associated damages for any and all acts of infringement of the Patents that may have occurred prior to the date of this Assignment.

5. Menon hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States to record this Assignment and, to the extent it assigns pending applications, to issue all Letters Patent issuing therefrom to Cellceutix or its assign in accordance with the terms of this Assignment. Menon further authorizes and requests any official of any foreign country whose duty it is to issue patents on applications as described above, to issue all patents for this invention to Cellceutix or its assign in accordance with the terms of this Assignment.

6. Menon hereby agrees, without further consideration, to communicate with Cellceutix, any facts known to it respecting the inventions disclosed and claimed in the Patents, and to testify in any legal proceeding, sign all lawful papers when called upon to do so, execute and deliver any and all papers that may be necessary or desirable to perfect the title in Cellceutix to the Patents, any other worldwide patents or applications directly or indirectly claiming priority to the Patents, and the inventions disclosed and claimed therein, to execute all divisional, continuation, and reissue applications, make all rightful oaths and generally do everything possible to aid Cellceutix to obtain and enforce proper patent protection for this invention, it being understood that any expense incident to the execution of such papers shall be borne by Cellceutix.

7. This Assignment and all rights granted herein shall inure to the benefit of the heirs, successors and assigns of Cellceutix.

8. This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Massachusetts, without reference to its choice of law principles to the contrary, and of the United States. The sole and official version of this Agreement is in the English language.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by a duly authorized officer on the dates specified below.

Dr. Krishna Menon	Cellceutix Corporation

By:
Name:
Title:

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